1400 Seaport Boulevard Redwood City California 94063 U.S.A. main +1 650 480 8000 fax +1 650 480 8100 www.openwave.com

Exhibit 10.36

December 3, 2001	REVISED

Jon Shantz

1400 Seaport Boulevard

Redwood City, CA 94063

Dear Jon:

I am delighted to make you this offer to join Openwave Systems Inc. effective December 3, 2001. The offer is for you to join us as Senior Vice President – Business Development, reporting directly to me. Your responsibilities will include Mergers, Acquisitions, Investments and Alliances. From December 3, 2001 through and including January 4, 2002 you will work for Openwave a part time schedule of 24 hours per week.

•	Your full time monthly salary will be $22,916.67 per month, or $275,000.00 on an annualized basis.

•	You are eligible to participate in the Corporate Annual Incentive Program with a target of 50% of your annual salary. However, be advised that we have already communicated that due to the current business conditions there will be no payout on the Corporate Annual Incentive program for the 2001 calendar year.

•	You will receive a signing bonus of $24,134. Should your employment with Openwave voluntarily terminate within your first twelve (12) months of employment, you agree to pay back the bonus on a pro-rated basis, with pro-ration based upon the number of months of your service with the Company.

•	Providing you are employed as a regular full time employee by Openwave Systems Inc. (or one of its subsidiaries) on December 31, 2002 and based upon the completion of mutually agreed upon deliverables, Openwave will pay you a bonus of $60,000. The specific deliverables will be defined within your first 30 days of employment.

•	Subject to the approval of the Compensation Committee of the Board of Directors of Openwave you will be granted options to purchase 380,000 shares of Common Stock. The vesting commencement date and the date of grant will be the same. The shares will vest over four years with a one year cliff, meaning that one fourth of your shares will be vested one year from your vesting commencement date and the remaining shares will vest monthly thereafter. Vesting will, of course, depend on your continued employment with Openwave.

•	As an employee, you are also eligible to receive our standard employee benefits.

•	You should be aware that your employment with Openwave is for no specified period and constitutes “at will” employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, Openwave is free to conclude its employment relationship with you at any time, with or without cause.

“Cause” shall mean (i) gross negligence or willful misconduct in the performance of the Employee’s duties to the Company; (ii) repeated unexplained or unjustified absence from the Company; (iii) a material and willful violation of any federal or state law; (iv) refusal or failure to act in accordance with any specific direction or order of the Company; (v) commission of any act of fraud with respect to the Company; or (vi) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company, in each case as determined by the Board of Directors of the Company.

1400 Seaport Boulevard Redwood City California 94063 U.S.A. main +1 650 480 8000 fax +1 650 480 8100 www.openwave.com

You will be offered to sign Openwave’s standard change of control agreement, which is approved for members of the Company’s executive management staff. The agreement will provide for 50% accelerated vesting of your stock and stock options upon a change of control and acceleration of vesting for the remaining 50% if your employment is terminated as a result of a substantial diminishment of responsibilities within a 24-month period after the Company is acquired.

You are invited to attend Day One Orientation on your first day of work during which you will learn more about Openwave’s business, culture and benefits. Our Human Resources Department will contact you regarding the specific details for your orientation. For purposes of Federal Immigration Law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

Upon joining Openwave you will be required to sign confidentiality and invention agreement in which you will be asked to protect the company’s confidential information and to assign to the company any inventions produced in the course of your work.

Please review these terms to make sure they are consistent with your understanding. If so, please sign and return this offer letter via fax to Susan Ellis at 650-480-2700.

Your acceptance of this offer represents a unique opportunity for Openwave both to grow and to succeed. I want to thank you for the commitment you have made to our common vision and look forward to working with you.

Accepted by:

Kevin Kennedy Chief Operating Officer Openwave Systems	Jon Shantz